INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Multi Soft II, Inc. on Form 10 Amendment No. 1 of our report dated June 15, 2012 with respect to our audits of the financial statements of Multi Soft II, Inc. as of January 31, 2012 and 2011 and for the years ended January 31, 2012 and 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Ft. Lauderdale, Florida
August 8, 2012